SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARV Assisted Living, Inc.

             (Name of Registrant as Specified in Its Charter)

                           Emeritus Corporation

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2)     Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)     Proposed maximum aggregate value of transaction:

      (5)     Total fee paid:

[ ]  Fee paid previously with preliminary materials.

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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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                              Contacts:    Kelly J. Price
                                           Chief Financial Officer
                                           Emeritus Corporation
                                           206-298-2909
                                                 or
                                           Roy Winnick/Mark Semer
                                           Kekst and Company
                                           212-521-4842/4802




            EMERITUS CORP. FILES PROXY MATERIALS RELATED TO ITS
             PROPOSED ACQUISITION OF ARV ASSISTED LIVING, INC.
                 -- Also Nominates Slate of Nine Directors
                Committed to Combining Emeritus and ARV --

SEATTLE, WA, November 24, 1997 -- Emeritus Corporation (Amex: ESC), of Seattle, a leader in the assisted living industry, today announced that it has filed preliminary proxy materials with the Securities and Exchange Commission related to its proposed acquisition of ARV Assisted Living, Inc. (Amex: SRS; formerly Nasdaq: ARVI), of Costa Mesa, California. As announced on October 13, the proposed transaction would create the nation's leading assisted-living company, with 164 residential communities and capacity for more than 17,200 residents in 29 states.

In a letter to ARV shareholders filed with the proxy materials, Emeritus said it is commencing a proxy contest to elect nine Emeritus nominees to the ARV Board at the Company's annual meeting on January 8, 1998, in order to remove the ARV poison pill as an impediment to the proposed transaction, clear the way for the Emeritus/ARV merger, and make the significant value inherent in the Emeritus offer available to all ARV shareholders. Emeritus said it is presenting its proposed slate of nominees directly to ARV shareholders now because following this annual meeting ARV will have a classified board and this annual meeting will thus be the last one at which all ARV directors will stand for reelection at the same time.

The letter, which is to be mailed to the shareholders of ARV shortly, reads in part as follows:

"Emeritus is prepared to purchase ARV for $16.50 per share in cash. Although ARV has been aware of our serious interest in pursuing a merger of ARV and Emeritus since June 1997, the ARV Board has refused to enter into discussions with us. Nor has any other bidder proposed an acquisition of the company at a better price. Therefore, we need your support to elect our nominees to the ARV Board in order to facilitate a merger with Emeritus that will net you $16.50 per share in cash...

"We believe that our proposal of $16.50 per share is in the best interest of ALL shareholders for the following reasons:

o Our proposal represents a 45% premium over ARV's closing share price of $11.38 on July 14, 1997, the day before ARV announced its intention to sell 49.9% of its common stock to Prometheus Assisted Living LLC ("Prometheus") for $14.00 per share.

o  Our proposal represents immediate cash to all ARV shareholders.

o Our proposal represents a 10% premium over ARV's closing price of $15.00 on November 21, 1997, the last trading day before we filed the attached Proxy Statement.

o Our proposal represents the best opportunity for shareholders to receive a control premium for their shares for the foreseeable future.

"Since we made our proposal for $16.50 per share on October 12, 1997," the letter continued, "ARV has refused to negotiate with us. Instead, your Board has acted to prevent you, the owners of the company, from considering our proposal. Without asking for your approval, the Board has structured and consummated transactions with Prometheus under which Prometheus was permitted to purchase 1,921,012 newly issued ARV shares on July 23, 1997 at $14.00 per share and $60 million of convertible notes on October 30, 1997. These notes are convertible into an additional 3,478,260 newly issued ARV shares beginning on January 28, 1998 at a conversion price of $17.25, giving Prometheus up to 35.8% of your company and substantially diluting your share ownership...

"We believe that shareholders should vote FOR the Emeritus nominees so that the current Board of Directors may be replaced by a slate of nominees who are committed to maximizing value for ALL shareholders by entering into a merger agreement with Emeritus..."

In its proxy materials, Emeritus urged ARV shareholders to carefully consider the superiority of its offer as compared to the proposed Prometheus transaction, and not to vote for the Board slate put forward by ARV, which is opposed to the ARV/Emeritus merger.

As previously announced, Emeritus beneficially owns 1,077,200 shares of ARV common stock, or approximately 9.3 percent of the outstanding common stock of ARV, which shares were acquired through open-market purchases.

Emeritus said it has engaged D.F. King in connection with its proxy solicitation, and that it expects to mail the proxy materials to ARV shareholders in the near future. In the meantime, Emeritus strongly urges ARV shareholders not to sign or return any form of proxy sent to them by ARV's incumbent board of directors.

Emeritus is a senior housing services company focused on operating residential-style assisted-living communities. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus currently holds interests in 115 communities representing capacity for 10,900 residents in 25 states and Canada (including a minority interest in Alert Care Corp.). Emeritus' common stock is traded on the American Stock Exchange under the symbol "ESC."

                                   # # #

Participants in the Solicitation of Shareholders of ARV Assisted Living, Inc. by Emeritus Corporation

      The following persons may be considered to be participants in the forthcoming proxy solicitation (those marked with an * are Emeritus' proposed nominees for election to ARV's board): Emeritus Corporation, Martin Roffe*, Thilo Best *, Richard Sontgerath*, Al Edmiston*, Frank Ruffo*, Charles Uhlman*, Stanley Baty*, Jason Geisenger*, Patrick Duff*, Jonathan Teague*, Jim Keller*, Bill Shorten*, Suzette McCanless*, Gary Becker*, Russ Kubik*, Deutsche Morgan Grenfell Inc. ("DMG"), Federico G.M. Mennella, and Philip Noblet. The persons listed above may have an interest in the election of the Emeritus nominees due to the fact that Emeritus has approached ARV with an acquisition proposal and the election of the Emeritus nominees to the ARV Board may facilitate a transaction between ARV and Emeritus. In the normal course of their business, DMG and its associates may from time to time buy and sell securities issued by ARV and its affiliates for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV securities or option contracts or other derivatives in or relating to ARV securities. Emeritus is the beneficial owner of 1,077,200 shares of ARV common stock. Stanley Baty, an Emeritus nominee, owns 1,000 shares of ARV common stock. To the knowledge of Emeritus, none of the other persons listed above has any interest, direct or indirect, by security holdings or otherwise in ARV. DMG does not admit that it or any of its directors, officers or employees is a participant in the solicitation by Emeritus.